UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HENRY SCHEIN, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On April 9, 2025, Henry Schein, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) and form of Proxy relating to the solicitation of proxies by the Company in connection with its 2025 Annual Meeting of Stockholders (the “Annual Meeting”). The Proxy Statement is available on the Company’s website at investor.henryschein.com/proxy-annual-reports and is also available on the website maintained by the Securities and Exchange Commission at www.sec.gov.

Subsequent Form 8-K

Subsequent to the filing of the Proxy Statement, on May 16, 2025, the Company filed a Current Report on Form 8-K (the “Form 8-K”) regarding the private placement of common stock, par value $0.01 (“Common Stock”), the entry into a Registration Rights Agreement (the “Registration Rights Agreement”), and the appointment of William K. “Dan” Daniel, a director nominee included in the Proxy Statement, to the Company’s board of directors (the “Board”) and to the Board’s Compensation Committee and Strategic Advisory Committee. The Form 8-K is extracted in this filing. The information included in this filing should be read in conjunction with the Proxy Statement, which should be read in its entirety. This filing supplements certain of the information contained in the Proxy Statement.

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement of Common Stock

As previously disclosed, on January 29, 2025, Henry Schein, Inc. (the “Company”) entered into a Strategic Partnership Agreement (the “Partnership Agreement”) with KKR Hawaii Aggregator L.P. (the “Investor”), pursuant to which the Company agreed, among other things, to issue and sell in a private placement to the Investor 3,285,152 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), for an aggregate purchase price of $250 million at a purchase price per Share of approximately $76.10 (the “Investment”).

On May 16, 2025, (the “Closing Date”), the Company consummated the Investment with the Investor. The Shares were issued to the Investor in a private placement pursuant to Section 4(a)(2) promulgated under the Securities Act of 1933, as amended.

Registration Rights Agreement

On the Closing Date, the Company and the Investor entered into a Registration Rights Agreement (the “Registration Rights Agreement” and, together with the Partnership Agreement, the “Agreements”) providing for certain customary registration rights with respect to the Shares. In addition, the Company agreed to certain customary indemnification provisions relating to indemnification for any material misstatements or omissions by the Company in connection with the registration of the Shares.

The foregoing summaries of the Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Partnership Agreement, a copy of which is attached as Exhibit 10.1, and the Registration Rights Agreement, a copy of which is attached as Exhibit 10.2, and which are incorporated herein by reference.

The Agreements have been filed herewith to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company or any of its subsidiaries or affiliates. The representations, warranties and covenants contained in the Agreements were made by the parties thereto only for purposes of the Agreements and as of specific dates as set forth therein; were made solely for the benefit of the parties to the Agreements; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreements; may have been made for the purposes of allocating contractual risk between the parties to the Agreements instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Accordingly, such representations, warranties and covenants or any descriptions thereof should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company or any of its subsidiaries or affiliates at the time they were made and the information in the Agreements should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the Securities and Exchange Commission. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the Agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Form 8-K under the heading “Private Placement of Common Stock” is incorporated by reference into this Item 3.02.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2025, William K. “Dan” Daniel was appointed to the Company’s board of directors (the “Board”) as a director. The Board has determined that Mr. Daniel qualifies as an “independent director” as such term is defined in the rules and regulations of the Nasdaq Stock Market. In connection with Mr. Daniel’s appointment to the Board, the Company increased the size of the Board to 16 directors. In addition, the Company has also appointed Mr. Daniel to the Board’s Compensation Committee and to the Board’s Strategic Advisory Committee.

Mr. Daniel has been appointed to the Board pursuant to the Partnership Agreement. Per the Partnership Agreement, Mr. Daniel’s appointment to the Board was subject to the Investor satisfying certain regulatory conditions, including the expiration or termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain regulatory approvals under the laws of Sweden, Italy, and Spain. As of May 14, 2025, such regulatory conditions have been satisfied.

Except as described herein, there are no other arrangements or understandings between Mr. Daniel and any other person pursuant to which he was selected as a director. Mr. Daniel will receive the standard cash and equity compensation available to non-employee directors, which is described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 9, 2025. Mr. Daniel is not a party to any transaction subject to Section 404(a) of Regulation S-K involving the Company or any of its subsidiaries. The Company will also enter into its standard form of indemnification agreement with Mr. Daniel.

Mr. Daniel is an Executive Advisor at KKR within its Americas Private Equity platform and the former Executive Vice President of Danaher Corporation. Mr. Daniel also currently serves on private boards, including as Chairman of each of CIRCOR, Therapy Brands and Fortifi Food Processing Solutions. Mr. Daniel is also a former board member of Envista Holdings Corporation from 2019 to 2020. Mr. Daniel holds an M.B.A. from University of Virginia Darden School of Business as well as a B.A. from DePauw University.

Item 7.01. Regulation FD.

On May 16, 2025, the Company issued a press release (the “Press Release”) announcing the consummation of the Investment and the transactions contemplated by the Agreements. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 and the Press Release attached as Exhibit 99.1 are considered furnished to the Securities and Exchange Commission and are not deemed filed for purposes of Section 18 of the Exchange Act.